Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact
Stephen P. Hall
Chief Financial Officer
336-290-8721
TriPath Imaging Reports EPS of $0.04 in First Quarter of 2006
24% Increase in Revenues Drove 89% Improvement in Net Income from Q1 2005
Number of SurePath® Tests Sold in U.S. Increased 33%
BURLINGTON, N.C., April 27, 2006 — TriPath Imaging, Inc. (Nasdaq: TPTH) today reported first quarter revenues of $24.0 million, a 24% increase from the first quarter of 2005, gross profit of $16.1 million, a 19% increase from the first quarter of 2005, and net income of $1.7 million or $0.04 per diluted share, an 89% improvement from the net income of $925,000 or $0.02 per diluted share in the first quarter of 2005.
Worldwide sales of SurePath® reagents and disposables increased 23% from the first quarter of 2005 and accounted for 77% of total revenues in the first quarter of 2006. The number of SurePath® tests sold worldwide increased 43%. Revenues generated from SurePath® sales in the U.S. grew 20% from the first quarter of 2005. The number of SurePath® tests sold in the U.S. increased 33% primarily as a result of a 92% increase in SurePath tests sold to the large commercial laboratories. Sales of SurePath® reagents and disposables outside the U.S. increased 35% from the first quarter of 2005.
Worldwide sales of instruments increased 38% from the first quarter of 2005 and accounted for 12% of total revenues in the first quarter of 2006. Revenue growth from the sale of molecular diagnostic products accounted for approximately 6% of the Company’s growth from the first quarter of 2005.
Total operating income increased approximately 103% to $1.7 million for the first quarter of 2006. Operating income in the Commercial Operations segment improved approximately 41% over the first quarter of 2005 and represented 29% of segment revenues.
Cash and cash equivalents at March 31, 2006 were $23.1 million. In the first quarter of 2006 the Company generated positive cash flow for the seventh consecutive quarter.
“We are right on track” said Paul R. Sohmer, M.D., Chairman, President and CEO of TriPath Imaging, Inc. “We continued to demonstrate the fundamental strength of our cervical cancer screening business. We also continued to move our developing molecular products into research studies, clinical trials, and the marketplace. It was a very productive quarter and a good start to the year.”
Dr. Sohmer continued, “We grew our revenues by 24% from the first quarter of 2005 on increased sales of both our reagents and instruments, including our cytology and histology imaging systems;

we generated net income of more than $1.7 million, an 89% improvement from the first quarter of 2005; we continued to leverage our commercial operating infrastructure to drive operating income from our cervical cancer screening business to $6.8 million, a 41% improvement from the first quarter of 2005; we received FDA 510(k) clearance to expand the VIAS testing menu to include Ki-67; we launched our Class I IHC for ProEx C detection of aberrant S phase induction in tissue biopsy samples, and; we initiated external research studies employing our ELISA based research use only reagents for ovarian screening.”
Dr. Sohmer concluded, “Given the strength of our performance in the first quarter, we are confident that we are on track to achieve our financial, commercial and development goals for 2006.”
Conference Call Details
TriPath Imaging’s management will host a conference call today at 11:00 a.m. ET to discuss the Company’s first quarter financial results, business highlights and future expectations. The call will be available by dialing (888) 344-3716. International participants should call (706) 634-4926. For interested parties unable to participate during the live call, a telephone replay will be available beginning two hours after the completion of the call until May 4, 2006. To access this replay, U.S. participants should call (800) 642-1687. International participants should call (706) 645-9291. Individuals accessing the replay must enter the conference call ID number8156948. A live web cast and replay of TriPath Imaging’s call will also be available online at www.tripathimaging.com.
TriPath Imaging, Inc., headquartered in Burlington, North Carolina, develops, manufactures, markets and sells innovative solutions to improve the clinical management of cancer, including detection, diagnosis, staging and treatment. TriPath Oncology, a wholly owned subsidiary of TriPath Imaging, develops molecular diagnostic products for malignant melanoma and cancers of the cervix, breast, ovary and prostate.
Investors are cautioned that statements in this press release that are not strictly historical statements constitute forward-looking statements which involve risks and uncertainties that could cause actual results and outcomes to differ materially from what is expressed in those forward-looking statements. Such forward-looking statements include, without limitation, those related to our planned product introductions, product development efforts and our continued growth. Important factors that may affect TriPath Imaging’s operating results include, without limitation: TriPath Imaging may not receive revenues when or in the amounts anticipated; TriPath Imaging may be unable to increase sales and revenues at its historical rates; TriPath Imaging may be unable to increase its penetration of the large commercial laboratory segment to the extent it expects while maintaining its business within its traditional customer base, and may not achieve revenues to the degree expected from the sale of reagents and instrument systems derived from its molecular oncology development program; TriPath Imaging’s expanded sales and marketing presence may not have the expected impact; TriPath Imaging’s results and profitability in any particular period may be impacted by the timing of certain non-cash sales discounts that TriPath Imaging will record in connection with the vesting of certain warrants; expenses may exceed expectations and TriPath Imaging may not maintain profitability; changes in general economic conditions or the healthcare industry may occur that adversely affect TriPath Imaging’s customers’ purchasing plans; competition and competitive pricing pressures may limit TriPath Imaging’s flexibility with respect to the pricing of its products; TriPath Imaging may need to obtain additional financing in the future; TriPath Imaging may not be able to develop and to protect adequately its proprietary technology; TriPath Oncology and its collaborators may not prioritize or launch products as or when expected; TriPath Imaging and TriPath Oncology’s products may not receive FDA or other required regulatory approval when expected, if at all; and other risks detailed in TriPath Imaging’s filings with the Securities and Exchange Commission, including those described in TriPath Imaging’s Annual Report on Form 10-K for the year ended December 31, 2005.
—financial tables follow—

TriPath Imaging, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2006	2005

Revenues	$24,042	$19,327
Cost of revenues	7,905	5,779

Gross Profit	16,137	13,548

Operating expenses:
Research and development	3,594	3,129
Regulatory	1,111	752
Selling and marketing	6,182	4,942
General and administrative	3,564	3,895

	14,451	12,718

Operating income	1,686	830
Interest income	234	100
Interest expense	(4)	(5)

Net income before income taxes	1,916	925
Income taxes	(171)	—

Net income	$1,745	$925

Earnings per common share
Basic	$0.05	$0.02
Diluted	$0.04	$0.02

Weighted-average common shares outstanding
Basic	38,361	38,155
Diluted	39,230	39,258

TriPath Imaging, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,	December 31,
	2006	2005
	(unaudited)	(audited)
Assets
Current assets:
Cash and cash equivalents	$23,059	$22,457
Accounts receivable	16,195	15,647
Net investment in sales-type leases	1,108	828
Inventory	12,443	12,564
Other current assets	2,808	1,676

Total current assets	55,613	53,172

Customer-use assets	8,019	8,044
Property and equipment	4,787	4,556
Other assets	2,011	2,362
Net investment in sales-type leases, net of current portion	1,978	1,807
Intangible assets	6,805	7,027

Total assets	$79,213	$76,968

Liabilities and stockholders’ equity

Current liabilities and deferred revenue	$10,998	$10,911
Long-term liabilities	96	98

Total liabilities	11,094	11,009

Stockholders’ equity:
Common stock and additional paid-in capital	292,282	291,944
Accumulated other comprehensive income	88	11
Accumulated deficit	(224,170)	(225,915)
Treasury stock	(81)	(81)

Total stockholders’ equity	68,119	65,959

Total liabilities and stockholders’ equity	$79,213	$76,968